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                                                                     Exhibit 5.1


                       [Godfrey & Kahn, S.C. letterhead]



                                 March 7, 1997


Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, WI  53202

     Re:  Registration Statement on Form S-4 for Capital Trust Securities

Ladies and Gentlemen:

     We have acted as counsel to Marshall & Ilsley Corporation, a Wisconsin corporation (the "Company") and Sponsor of M&I Capital Trust A, a Delaware business trust (the "Trust"), in connection with a Registration Statement on Form S-4 (the "Registration Statement") relating to: (i) the proposed issuance by the Trust of $200,000,000 aggregate Liquidation Amount of the Trust's 7.65% Capital Securities due December 1, 2026 (the "New Capital Securities") registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for up to $200,000,000 aggregate Liquidation Amount of the Trust's outstanding 7.65% Capital Securities due December 1, 2026 (the "Old Capital Securities"); (ii) the proposed issuance by the Company to the Trust of $206,186,000 aggregate principal amount of the Company's 7.65% Junior Subordinated Deferrable Interest Debentures (the "New Subordinated Debt Securities") registered under the Securities Act, in exchange for up to $206,186,000 aggregate principal of the Company's outstanding 7.65% Junior Subordinated Deferrable Interest Debentures (the "Old Subordinated Debt Securities"); and (iii) the Company's guarantee (the "New Guarantee"), which guarantees the payment of Distributions and payments on liquidation or redemption of the New Capital Securities, registered under the Securities Act, in exchange for the guarantee (the "Old Guarantee") which guarantees the payment of Distributions and payments on liquidation or redemption of the Old Capital Securities.

     The New Capital Securities are issuable under an Amended and Restated Trust Agreement dated as of December 9, 1996 (the "Trust Agreement") between the Company, as Sponsor, The Chase Manhattan Bank, as Delaware Trustee and Institutional Trustee, and the Regular Trustees named therein; the New Subordinated Debt Securities are issuable under an Indenture dated as of December 9, 1996 (the "Indenture") between the Company and The Chase Manhattan Bank, as Trustee; and the New Guarantee is issuable under the Guarantee Agreement dated as of December 9, 1996 (the "Guarantee Agreement") between the Company and The Chase Manhattan Bank, as Guarantee Trustee.
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Marshall & Ilsley Corporation
March 7, 1997
Page 2

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company and the Trust, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and the Trust and of public officials. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Trust Agreement, the Indenture and the Guarantee Agreement, as applicable.

     Based on the foregoing, we are of the opinion that:

     (1) The New Subordinated Debt Securities have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in the Indenture and delivered against surrender of the Company and cancellation of a like amount of Old Subordinated Debt Securities in the manner described in the Registration Statement, the New Subordinated Debt Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms; and

     (2) The New Guarantee has been duly authorized by all requisite corporate action of the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

     The opinions set forth above are subject to the following qualifications and exceptions:

     (a) Our above opinions are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' rights; and

     (b) Our above opinions are subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

     Our opinions expressed above are limited to the laws of the State of Wisconsin and the federal laws of the United States. With certain exceptions, we are members of the Bar of the
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Marshall & Ilsley Corporation
March 7, 1997
Page 3

State of Wisconsin and do not hold ourselves out as experts on the law of any state other than Wisconsin. Regardless of references herein or in any document mentioned herein to the laws of another state, our opinion does not relate to the laws of any jurisdiction other than Wisconsin and the federal laws of the United States. We have assumed the applicability of Wisconsin law to the operative documents notwithstanding any choice of law provisions to the contrary or rules relating to conflicts of laws in Wisconsin.

     We hereby consent to your filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" contained in the Prospectus included therein.


                              Very truly yours,

                              /s/ Godfrey & Kahn, S.C.

                              GODFREY & KAHN, S.C.


MW1-67521-2